UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 14, 2005

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292
(Address of Principal Executive Offices)	(Zip Code)

(610) 341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition.

On November 14, 2005, Radnor Holdings Corporation (“we,” “us,” “our” or the “Company”) issued a press release regarding the Company’s third quarter 2005 financial results. The press release is attached as Exhibit 99.1 to this Form 8-K Current Report.

In addition, the conference call discussing the Company’s third quarter 2005 financial results announced in a Form 8-K filed on November 8, 2005 was held on November 14, 2005. During the conference call, the Company disclosed its preliminary financial results for the third fiscal quarter of 2005, which, to the extent necessary, have been updated and are summarized below.

During the three months ended September 30, 2005, the Company’s sales increased $2.0 million or 1.7% as compared to the third quarter of 2004. Despite the increase in sales, which mainly resulted from higher selling and increased sales volume at our foodservice operations, gross profit declined $2.0 million for the quarter.

This decline in gross profit was driven by three key factors. First, the Company experienced a $1.7 million increase in natural gas costs primarily due to the dramatic rise in natural gas prices following the Gulf Coast hurricanes. Second, disruptions in the availability of styrene monomer and its impact on the specialty chemical operations, particularly those plants located in Texas, negatively impacted operating results by $3.9 million during the quarter. Third, disruptions in the availability of polypropylene, as well as supply chain issues at our North Carolina facility, negatively impacted operating results by $1.9 million during the quarter.

During the third quarter, operating expenses increased by $1.6 million or 10.8%, due primarily to a $2.0 million increase in distribution costs. The increase in distribution cost was mainly attributable to higher fuel costs as well as the impact of the Gulf Coast hurricanes on overall transportation rates. For the quarter, depreciation and amortization expense totaled $5.1 million.

Foodservice packaging sales increased by 15.4% to $72.6 million during the quarter ended September 30, 2005 from 62.9 million in the prior year period. This was caused by an 11.5% increase in average selling prices and 3.4% unit volume growth over the prior year period. Gross profit decreased $2.2 million to $8.3 million for the three months ended September 30, 2005, due primarily to higher raw material and energy-related expenses, which were partially offset by higher selling prices and the impact of increased sales volumes.

For the quarter, foodservice operating expenses increased by $2.1 million to $10.6 million due to higher distribution costs resulting from higher fuel costs, as well as the impact of the Gulf Coast hurricanes on overall transportation rates. Depreciation and amortization expense at the foodservice operations increased by $0.2 million over the third quarter of 2004 to $3.5 million for the quarter.

Sales at the Company’s specialty chemical segment decreased $6.2 million to $53.8 million for the quarter primarily due to lower sales volumes which were partially offset by the favorable impact of changes in foreign currency rates. During the quarter, gross profit increased to $8.0 million from $7.9 million in the prior year period. Our European specialty chemical operations experienced higher selling prices and lower raw material costs, which were partially offset by lower sales volume. These factors resulted in a $1.1 million increase in gross profit in the European operations. In the North American operations, the overall impact to our styrene monomer supply disruption led to a $1.2 million decrease in gross profit. Depreciation and amortization expense at the specialty chemical operations totaled $1.5 million for the third quarter of 2005.

During the nine months ended September 30, 2005, the Company’s sales increased $33.9 million or 10.4% as compared to the first nine months of 2004. Despite the increase in sales, which mainly resulted from higher average selling prices across all operating segments and the impact of increased sales volumes at our packaging operations, gross profit declined by $7.5 million to $50.4 million for the first nine months of 2005. The decline in gross profit primarily resulted from higher raw material and energy-related costs at our foodservice packaging operations, combined with the impact on our domestic operations from resin supply disruptions in the third quarter of 2005. For the nine months ended September 30, 2005, operating expenses increased by $4.7 million or 10.4% due primarily to a $1.1 million non-cash compensation charge recorded in the second quarter of 2005 combined with a $2.8 million increase in distribution costs. The increase in distribution, $2.0 million of which occurred in the third quarter of 2005, was due to increased sales volumes at our foodservice operations and higher fuel cost combined with the impact of the Gulf Coast hurricanes on our overall transportation rates.

For the nine months ended September 30, 2005, depreciation and amortization expense increased by $2.1 million over the prior year period to $16.3 million. Foodservice packaging sales increased by 17.3% to $210.2 million during the nine months ended September 30, 2005 from $179.2 million in the prior year period. This was caused by strong unit volume growth of 7.1% and a 9.8% increase in average selling prices. Gross profit for the foodservice operations decreased by $7.2 million to $29.3 million for the nine months ended September 30, 2005, as higher raw material and energy-related costs combined with the impact of resin supply disruption more than offset the benefit of higher selling prices and increased sales volume. Depreciation and amortization expense for the foodservice operations increased by $1.5 million to $11.0 million for the nine months ended September 30, 2005.

Sales for the Company’s specialty chemical segment increased by $5.3 million or 3.4% to $159.7 million for the first nine months of 2005, due to higher average selling prices and a favorable impact of changes in foreign currency rates, partially offset by lower sales volumes. During the first nine months, gross profits fell by $0.4 million or 1.9% to $21.1 million. In our European operations, the impact of lower sales volumes and increased raw material costs were only partially offset by higher selling prices resulting in a $5.1 million decline in gross profit. In the North American operations, despite the $3.9 million third-quarter impact from styrene supply disruptions, gross profit increased by $4.7 million as higher average selling prices more than offset increased costs. Depreciation and amortization expense at the specialty chemical operations remained constant at $4.5 million for the nine months ended September 30, 2005.

During the first nine months of fiscal 2005, the Company had a $15.7 million increase in working capital, down from a $23.8 million increase in the first nine months of the prior year. The increase in working capital resulted from the impact of higher selling prices and increased sales volumes on accounts receivable, increased material costs in inventory, reductions in accrued liabilities related to interest payments on the Company’s Senior Notes, partially offset by increases in accounts payable. During the first nine months, the Company made $12.9 million in capital expenditures, primarily related to our new thermoforming equipment at our North Carolina facility.

The information in this report shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933.

Section 9 – Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press release issued by Radnor Holdings Corporation dated November 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: November 28, 2005	By:	/s/ Michael T. Kennedy
Michael T. Kennedy President and Chief Executive Officer

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